UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 13, 2012

LIFEWAY FOODS, INC.

(Exact name of registrant as specified in its charter)

ILLINOIS	000-17363	36-3442829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6431 West Oakton St. Morton Grove, IL		60053
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (847) 967-1010

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2012, the Board of Directors of Lifeway Foods, Inc. (the “Company”) appointed Paul Lee to fill the vacancy on the Board of Directors resulting from Mr. Eugene Katz not standing for re-election at the Annual Meeting of Stockholders on July 6, 2012 (the “Annual Meeting”) of the Company. The Board of Directors also appointed Jason Scher to fill an additional vacancy on the Board of Directors. The Company’s Board of Directors has determined that each of Mssrs. Lee and Scher will be independent of management according to Nasdaq’s definition of independence.  The Board of Directors has appointed Mr. Lee to serve on the Audit Committee to replace Mr. Katz. Mr. Lee has an understanding of finance and accounting and is able to read and understand fundamental financial statements. The Company’s Board of Directors has examined the qualifications of Mr. Lee and determined Mr. Lee to be an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC").

Mr. Lee joined Lightbank Inc. as a Partner in February 2011. Previously, Mr. Lee was Managing Director and Group Head for Digital Ventures at Playboy Enterprises, and was a founding member and Senior Vice President at the Peacock Equity Fund.  Mr. Lee brings financial and strategic experience to the Company’s Board of Directors.

Mr. Scher is the Chief Operating Officer of Vosges Haut-Chocolat. Mr Scher previously served as principal in Khoury Construction and RP3 Development. His strong leadership has been instrumental in laying a foundation for an entrepreneurial growing business. Mr. Scher also brings financial and strategic experience to the Company's Board of Directors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEWAY FOODS, INC.
Dated: July 19, 2012	By:	/s/ Edward Smolyansky
Edward Smolyansky
Chief Financial and Accounting Officer and Treasurer

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